Exhibit 99.1

eXoZymes, Inc. Announces Pricing of Public Offering of Common Stock and Warrants

Los Angeles, CA -- June 8, 2026 -- Today, eXoZymes Inc. (NASDAQ: EXOZ) (“eXoZymes” or “Company”) - a pioneer of AI-enhanced enzymes that transform abundant feedstock into valuable nutraceuticals and novel medicines - announced the pricing of its public offering of units, each consisting of two shares of common stock and one common stock purchase warrant.

The Company has sold 592,270 shares of common stock together with 296,135 warrants as units, each unit consisting of two shares of common stock and one warrant to purchase one share of common stock. The units will separate immediately upon issuance and all shares of common stock and warrants that comprise the units are being issued as separate securities. The public offering price for a unit is $18.00.

Total gross proceeds from the offering are expected to be approximately $5.33 million before deducting underwriting discounts, commissions, and estimated offering expenses. The offering is expected to close on June 9, 2026, subject to satisfaction of customary closing conditions. The Company has also granted the underwriter a 45 day option to purchase up to 44,420 units at the unit offering price, less underwriting discounts and commissions, solely to cover over-allotments, if any.

Each warrant will be exercisable commencing the first anniversary of the date of this offering at an exercise price of $11.24 per share and will expire five years from the date of issuance. Commencing from the date they become exercisable, the warrants may be redeemed by the Company, for $0.01 per underlying share, if the Company’s common stock trades at a price of $17.98 per share or higher (subject to adjustment for forward and reverse stock splits, recapitalizations, stock dividends and similar transactions after the initial exercise date), on any twenty (20) trading days during any thirty (30) trading day period. The exercise price of a warrant may be reset to $0.001 per underlying share, if within 12 months of the offering the Company sells in a public or private offering additional shares of common stock, or preferred stock or other securities convertible into shares of common stock, at a price (or equivalent) that is less than $8.99 per share. To qualify for the warrant reset, if any, an original purchaser of a unit in this offering must hold and not sell all the shares of common stock purchased in this offering up until the date of the warrant reset event. The warrants will not be listed on any national trading market or other trading medium.

eXoZymes intends to use the net proceeds from this offering to further develop N-trans-caffeoyltyramine (NCT) opportunities associated with our NCT business and products developed under the NCT technology, next in line products, research and development, and for general corporate purposes, working capital purposes and capital expenditures.

MDB Capital is acting as underwriter and sole book-running manager for this offering.

A registration statement on Form S-3 (File No. 333-292781) relating to the securities was filed with the Securities and Exchange Commission (“SEC”) and became effective on January 23, 2026. This offering is being made only by means of a prospectus supplement and the accompanying base prospectus that form a part of that registration statement. Copies of the final prospectus supplement, when available, may be obtained from MDB Capital at 14135 Midway Road, Suite G-150, Addison, Texas 75001. The final prospectus supplement will be filed with the SEC and will be available on the SEC’s website at http://www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About eXoZymes

Founded in 2019, the company has developed a biomanufacturing platform that - as a historic first - offers the tools and insights to design, engineer, control and optimize nature’s own natural processes to produce highly valuable natural products, via a commercially scalable, sustainable, and abundant alternative: exozymes.

Exozymes are advanced enzymes enhanced through bioengineering and AI to thrive in a bioreactor without using living cells. Exozymes can replace toxic petrochemical processes and inefficient biochemical extraction with sustainable and scalable biosolutions that transform abundant feedstock into valuable nutraceuticals and novel medicines.

By freeing enzyme-driven chemical reactions from the limitations imposed by cells, exozyme biosolutions eliminate the scaling bottleneck that has hampered commercial success in the synthetic biology (SynBio) space, making exozymes the next generation of biomanufacturing.

While eXoZymes Inc. has introduced “exozymes” as a scientific concept, the company is not trademarking the concept and views it as a new nomenclature for wide adoption for this next generation of biomanufacturing that eXoZymes aims to pioneer and of which it intends to be the market leader.

Learn more at exozymes.com

eXoZymes Safe Harbor

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which are based on certain assumptions and describe the company’s future plans, strategies and expectations, can generally be identified by the use of forward-looking terms such as “believe,” “expect,” “may,” “will,” “should,” “would,” “could,” “seek,” “intend,” “plan,” “goal,” “project,” “estimate,” “anticipate,” “strategy,” “future,” “likely,” “potential,” or other comparable terms, although not all forward-looking statements contain these identifying words. All statements other than statements of historical facts included in this press release regarding the company’s strategies, prospects, financial condition, operations, costs, plans and objectives are forward-looking statements. Actual results could differ materially for a variety of reasons. You should carefully consider the risks and uncertainties described in the “Risk Factors” section of eXoZymes’ quarterly reports on Form 10-Q, annual reports on Form 10-K, and other documents filed by eXoZymes from time to time by the company with the Securities and Exchange Commission. These filings identify and address important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. These and other risks and uncertainties are described more fully in the section titled “Risk Factors” in the final prospectus related to the public offering that will be filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and eXoZymes assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. eXoZymes does not give any assurance that it will achieve its expectations.

eXoZymes contact

Lasse Görlitz, VP of Comms & IR

(858) 319-7135

press@exozymes.com

https://www.linkedin.com/company/exozymes

https://x.com/exozymes

https://www.youtube.com/@exozymes